Exhibit 99

___________________________________________________________________________________________

SILICON LABORATORIES ANNOUNCES RECORD REVENUE

--Company Earnings Exceed Expectations--

AUSTIN, Texas — Oct. 24, 2007 — Silicon Laboratories Inc. (Nasdaq: SLAB), a leader in high-performance, analog-intensive, mixed-signal integrated circuits (ICs), today reported record revenue from continuing operations of $87.9 million, a 21 percent increase over the same period last year. Earnings per share exceeded expectations, increasing significantly over prior quarters. The company’s improved profitability increased non-GAAP operating income percent to double that of first quarter levels, primarily due to accelerating revenues and continued cost controls.

Third Quarter Financial Results

Revenue grew by 16 percent sequentially driven by growth across the company’s major product lines. GAAP gross margin was 60.2 percent.  GAAP operating income was $10.4 million and GAAP diluted earnings per share from continuing operations increased to $0.31, inclusive of a seven cent favorable impact from a tax benefit credited in the quarter.

Excluding $8.5 million in stock compensation expense, non-GAAP gross margin increased slightly to 60.7 percent. Operating expenses declined to less than 40 percent of revenue resulting in non-GAAP operating income of $19.0 million, or 21.6 percent of revenue, representing significant progress towards the company’s target model. Non-GAAP diluted earnings per share from continuing operations was $0.43, which also includes the seven cent tax benefit credited in the quarter. The reconciling charges are set forth in the financial measures table included below.

The company ended the quarter with approximately $638 million in cash, cash equivalents and short-term investments.

Business Summary

Third quarter revenue was fueled broadly by a number of growing product lines. The voice and embedded modem businesses benefited from growth at key customers during the quarter. The broad-based businesses, which include timing and microcontrollers, achieved double-digit sequential growth. Design wins accelerated for these products throughout the quarter. New product introductions, including the first programmable XOs and VCXOs and a new family of small form factor MCUs, are expected to contribute to design win momentum and sustained high growth for the broad-based products.

The broadcast business grew significantly again during the quarter driven by strength across both the handset and portable markets. The demand for the company’s new FM transmitter in portable navigation devices and MP3 accessories was very healthy, and unit volume for FM tuners in handsets continued to expand. The company also anticipates first revenue from the AM/FM receiver in the fourth quarter, further diversifying the broadcast revenue base and market reach.

“We are realizing the leverage of our mixed-signal business model as strong demand combined with lower operating expenses drove better than anticipated results,” said Necip Sayiner, president and chief executive officer of Silicon Laboratories. “With this foundation in place, we are prepared to further invest in our R&D efforts to continue to accelerate our growth in order to optimize the business for the future.”

For the fourth quarter of 2007, the company is guiding revenue in the range of $93 to $97 million.

Webcast and Conference Call

A conference call discussing the third quarter results will follow this press release today at 7:30 a.m. Central Time.  An audio webcast will be available simultaneously on Silicon Laboratories’ website under Investor Relations (www.silabs.com).  A replay will be available after the call at the same website listed above or by calling 866-347-5805 or +1 203-369-0021 (international). Replays will be available through November 7, 2007.

About Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories, please visit www.silabs.com.

Forward Looking Statements

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan,” “project,” “will” and similar phrases as they relate to Silicon Laboratories are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of Silicon Laboratories and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: risks that Silicon Laboratories may not be able to maintain its historical growth; quarterly fluctuations in revenues and operating results; volatile stock price; average selling prices of products may decrease significantly and rapidly, dependence on a limited number of products and customers; difficulties developing new products that achieve market acceptance; risks that Silicon Laboratories may not be able to manage strains associated with its growth (including risks associated with the implementation of its enterprise resource planning system); dependence on key personnel; difficulties managing our manufacturers and subcontractors; difficulties managing international activities; credit risks associated with our accounts receivable; geographic concentration of manufacturers, assemblers, test service providers and customers in the Pacific Rim that subjects Silicon Laboratories’ business and results of operations to risks of natural disasters, epidemics, war and political unrest; product development risks; inventory-related risks; intellectual property litigation risks; risks associated with acquisitions and divestitures; the competitive and cyclical nature of the semiconductor industry and other factors that are detailed in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Note to editors: Silicon Laboratories, Silicon Labs and the Silicon Labs logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, (512) 464 9254, shannon.pleasant@silabs.com

Silicon Laboratories Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006
Revenues	$87,938	$72,956	$237,349	$213,544
Cost of revenues	34,986	25,880	93,658	71,449
Gross profit	52,952	47,076	143,691	142,095
Operating expenses:
Research and development	20,844	23,007	67,796	66,695
Selling, general and administrative	21,693	24,210	67,267	67,763
In-process research and development	—	—	—	2,600
Operating expenses	42,537	47,217	135,063	137,058
Operating income (loss)	10,415	(141)	8,628	5,037
Other income (expense):
Interest income	7,136	3,525	18,003	10,352
Interest expense	(129)	(236)	(527)	(636)
Other income (expense), net	(214)	53	(384)	344
Income from continuing operations before income taxes	17,208	3,201	25,720	15,097
Provision (benefit) for income taxes	(416)	412	1,950	4,105
Income from continuing operations	17,624	2,789	23,770	10,992
Income from discontinued operations, net of income taxes	2,810	1,945	159,750	14,943
Net income	$20,434	$4,734	$183,520	$25,935
Basic earnings per share:
Income from continuing operations	$0.32	$0.05	$0.43	$0.20
Net income	$0.37	$0.08	$3.34	$0.47

Diluted earnings per share:
Income from continuing operations	$0.31	$0.05	$0.42	$0.19
Net income	$0.36	$0.08	$3.25	$0.45

Weighted-average common shares outstanding:
Basic	55,215	55,725	54,996	55,557
Diluted	56,767	57,151	56,481	57,566

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

Non-GAAP Income Statement Items	Three Months Ended September 29 , 2007
	GAAP Measure	Stock Compensation Expense	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$87,938

Gross profit	52,952	$414	$53,366	60.7%

Operating expenses	42,537	8,537	34,413	38.7%

Operating income	10,415	8,537	18,952	21.6%

Non-GAAP Operating Income	Three Months Ended March 31, 2007
	GAAP Measure	Stock Compensation Expense	Non-GAAP Measure	Non-GAAP Percent of Revenue
Revenues	$73,814

Operating income (loss)	(3,724)	11,770	8,046	10.9%

Non-GAAP Diluted Earnings Per Share	Three Months Ended September 29, 2007
GAAP income from continuing operations	$17,624
Stock compensation adjustments:
Cost of revenues	414
Research and development	3,472
Selling, general and administrative	4,651
Provision for income taxes	(1,524)
Non-GAAP income from continuing operations	$24,637

GAAP diluted shares outstanding	56,767

Non-GAAP diluted earnings per share	$0.43

Silicon Laboratories Inc.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 29, 2007	December 30, 2006
Assets
Current assets:
Cash and cash equivalents	$151,554	$68,188
Short-term investments	486,023	318,104
Accounts receivable, net of allowance for doubtful accounts of $573 at September 29, 2007 and $421 at December 30, 2006	56,693	36,657
Inventories	24,182	22,016
Deferred income taxes	6,642	12,118
Prepaid expenses and other current assets	27,149	12,944
Current assets of discontinued operations	—	33,680
Total current assets	752,243	503,707
Property, equipment and software, net	28,700	34,070
Goodwill	65,519	65,680
Other intangible assets, net	17,089	20,271
Other assets, net	28,420	24,528
Non-current assets of discontinued operations	—	38,739
Total assets	$891,971	$686,995

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$35,227	$26,438
Accrued expenses	15,836	23,051
Deferred income on shipments to distributors	24,288	20,568
Income taxes	957	15,063
Current liabilities of discontinued operations	2,479	16,502
Total current liabilities	78,787	101,622
Long-term obligations and other liabilities	44,676	15,641
Non-current liabilities of discontinued operations	—	1,050
Total liabilities	123,463	118,313
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.0001 par value; 10,000 shares authorized; no shares issued and outstanding	—	—
Common stock—$0.0001 par value; 250,000 shares authorized; 55,129 and 54,802 shares issued and outstanding at September 29, 2007 and December 30, 2006, respectively	6	5
Additional paid-in capital	389,960	373,655
Retained earnings	378,542	195,022
Total stockholders’ equity	768,508	568,682
Total liabilities and stockholders’ equity	$891,971	$686,995

#  #  #